Exhibit 99

For Immediate Release

McGRAW HILL FINANCIAL REPORTS

THIRD QUARTER RESULTS

Revenue Increased 10%

Diluted EPS from Continuing Operations Decreased 16% to $0.68 Due to Charges Related to Certain Regulatory Matters and Restructuring Actions

Adjusted Diluted EPS from Continuing Operations Increased 32% to $1.02

McGraw Hill Construction Moved to Discontinued Operations

New York, NY, October 29, 2014 – McGraw Hill Financial, Inc. (NYSE: MHFI) today reported third quarter 2014 results with revenue of $1.26 billion, an increase of 10% compared to the same period last year. Net income and diluted earnings per share from continuing operations were $188 million and $0.68, respectively.

Adjusted net income from continuing operations increased 31% to $281 million and adjusted diluted earnings per share from continuing operations increased 32% to $1.02. The adjustments in the third quarter of 2014 are largely due to a charge relating to certain regulatory matters as well as restructuring actions. The adjustments in the third quarter of 2013 exclude the impact of the sale of India Index Services by CRISIL, a gain on the sale of Aviation Week, as well as one-time costs related primarily to the Growth and Value Plan.

“The Company's operating performance this quarter was outstanding with 10% revenue growth, more than 400 basis points of adjusted operating margin expansion, and diluted adjusted EPS growth of 32%,” said Douglas L. Peterson, President and Chief Executive Officer of McGraw Hill Financial. “The increased demand by customers for our independent benchmarks, ratings, and analytics drove the double-digit revenue growth. Since launching McGraw Hill Financial last year, we have made great strides to create growth, drive performance, and streamline operations.”

Outlook: With the recently announced agreement to sell the McGraw Hill Construction business, its year-to-date results, including directly attributable shared costs, have now been reclassified to discontinued operations. The Company is modestly adjusting its guidance as a result of the sale. The new adjusted diluted earnings per share guidance from continuing operations, which excludes the results of McGraw Hill Construction, is a range of $3.78 to $3.83. The Company's previous adjusted diluted earnings per share guidance, which included McGraw Hill Construction results, was a range of $3.80 to $3.90.

Actions to Resolve Regulatory Matters: Standard & Poor's Ratings Services is currently in active discussions to resolve matters pending before the Securities and Exchange Commission, including with respect to the previously disclosed "Wells Notice" received on July 22, 2014, as well as related investigations by the Attorneys General of New York and Massachusetts. Although definitive settlement agreements have not been reached, a charge of $60 million related to these matters was recorded in the third quarter. There can be no assurance that this amount will be sufficient to resolve these matters or that definitive settlement agreements will be reached.

Restructuring Actions: The Company recently initiated additional restructuring actions, including a voluntary separation program at Standard & Poor's Ratings Services. During the third quarter, $46 million of pre-tax restructuring charges were incurred. The Company remains committed to achieving productivity gains in its pursuit of creating growth and driving performance.

Standard & Poor’s Ratings Services: Quarterly revenue increased 12% to $604 million compared to the same period last year. Revenue growth was driven by significant market demand for the Company's ratings as revenue from both global bond issuance and bank loan ratings experienced double-digit growth.

Transaction revenue grew 18% to $269 million compared to the same period last year. This was primarily driven by strong bond ratings revenue growth in Financial Services as banks continue to rebuild capital structures to meet regulatory requirements. In addition, bank loan ratings revenue continued to show strength with a 19% increase.

Non-transaction revenue increased 7% in the quarter, primarily driven by growth in annual fees as Standard & Poor's Ratings continues to expand its client coverage, as well as growth at CRISIL. Non-transaction revenue represented 55% of Standard & Poor's Ratings Services' total revenue compared to 58% for the same period last year as transaction growth outpaced non-transaction growth.

Domestic revenue increased 9% and international revenue increased 15%. International revenue represented 48% of Standard & Poor’s Ratings Services' total third-quarter revenue.

Adjusted expenses in the quarter increased 4%, almost entirely due to legal expenses related to ongoing legal and regulatory matters.

Adjusted operating profit increased 24% to $266 million with an adjusted operating profit margin that increased 430 basis points to 44%.

S&P Capital IQ: Revenue increased 6% to $311 million in the third quarter of 2014 compared to the same period last year. Excluding previous portfolio rationalization, organic revenue growth was 7%. Adjusted operating profit increased 24% to $68 million, a new quarterly record for the business.

Two key products, S&P Capital IQ Desktop and RatingsXpress® both delivered double-digit revenue growth.

S&P Capital IQ’s international revenue increased 8% to $108 million in the third quarter and represented 35% of the business unit's total revenue.

S&P Dow Jones Indices: Revenue increased 15% to $143 million in the third quarter of 2014 compared to the same period last year. Adjusted expenses increased 10% driven by headcount additions. Quarterly adjusted operating profit, which excludes professional fees largely for corporate development activities, increased 18% to $91 million. Quarterly adjusted operating profit attributable to the Company increased 21% to $68 million.

Revenue increased primarily due to growth in exchange-traded funds. In addition, mutual funds, derivative trading licenses, and data subscriptions also contributed to revenue growth. Assets under management in exchange-traded funds based on the S&P Dow Jones Indices increased 25% to a record $733 billion at the end of the quarter. Trading volume of the exchange-traded derivatives picked up in the quarter; notably, the SPX (S&P 500 Index) and VIX (CBOE Volatility Index) increased 10% and 12%, respectively.

Commodities & Commercial Markets: Revenue increased 7% to $227 million. Adjusted operating profit was $83 million in the third quarter, an increase of 9% compared to the same period last year. These results exclude McGraw Hill Construction which was reclassified as a discontinued operation due to its impending sale.

Platts continued to experience steady revenue growth. This business line delivered high single-digit revenue growth in the third quarter as a result of strength in price assessments, market data subscriptions, and a modest benefit from the recent Eclipse acquisition. These drivers were partially offset by a decrease in Global Trading Services' licensing revenue due to weaker trading volumes for natural gas and petroleum.

J.D. Power delivered double-digit revenue growth driven by gains in the auto business.

Adjusted Unallocated Expense: Adjusted unallocated expense includes corporate center functions and certain non-performance related items such as excess real estate. Adjusted unallocated expense decreased by 16% to $32 million in the third quarter.

Return of Capital: The year-to-date return of capital to shareholders, in the form of share repurchases and dividends, has been $607 million. During the quarter, the Company did not repurchase any shares. The Company has approximately 45.6 million shares remaining under the existing authorization from the Board of Directors.

Balance Sheet and Cash Flow: Cash and equivalents at the end of the third quarter were $1.9 billion, of which approximately one-half is held outside the United States. In the first nine months of 2014, free cash flow from continuing operations was $737 million, an increase of $372 million from the same period in 2013. The increase was affected by the timing of tax payments in 2013.

Discontinued Operations: In the third quarter an agreement was reached to sell McGraw Hill Construction. The sale is expected to close in the fourth quarter of 2014 and the results of this business were reclassified to discontinued operations.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted diluted earnings per share, adjusted diluted earnings per share from continuing operations, adjusted net income, adjusted operating profit, adjusted unallocated expense, and free cash flow are non-GAAP financial measures contained in this earnings release that are derived from the Company’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 5 and 8.

Conference Call/Webcast Details: The Company’s senior management will review the third quarter earnings results on a conference call scheduled for this morning, October 29, 2014, at 8:30 a.m. EDT. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.mhfi.com.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=5171748. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “MHFI” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until November 29, 2014. Domestic participants may call (888) 568-0883; international participants may call +1 (203) 369-3208 (long distance charges will apply). No passcode is required.

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our “forward-looking statements” include, among other things, the regulatory environment affecting our businesses, including new and amended applicable regulations and our compliance therewith; the outcome of litigation, government and regulatory proceedings, investigations and inquiries; worldwide economic, financial, political and regulatory conditions; the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances; the level of interest rates and the strength of the credit and capital markets in the U.S. and abroad; the demand and market for debt ratings in and across the sectors and geographies where we operate; the effect of competitive products and pricing; the level of success of new product development and global expansion; the level of merger and acquisition activity in the U.S. and abroad; the volatility of energy markets; the health of commodities markets; the strength and performance of domestic and international automotive markets; the level of our future cash flows; our ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from, the businesses we acquire; our level of capital investment; the level of restructuring charges we incur; changes in applicable tax or accounting requirements; the impact on our net income caused by fluctuations in foreign currency exchange issues; and exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which we operate. The factors above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. For more information about factors that could materially affect our results of operations and financial condition, please see the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section in our most recently filed Annual Report on Form 10-K.

About McGraw Hill Financial: McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company's iconic brands include Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL, and J.D. Power. The Company has approximately 18,000 employees in 30 countries. Additional information is available at www.mhfi.com.

Investor Relations: http://investor.mhfi.com

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Contact:

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip.merritt@mhfi.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

jason.feuchtwanger@mhfi.com

Exhibit 1

McGraw Hill Financial

Condensed Consolidated Statements of Income

Three and nine months ended September 30, 2014 and 2013

(dollars in millions, except per share data)

(unaudited)	Three Months			Nine Months
	2014	2013	% Change	2014	2013	% Change

Revenue	$1,263	$1,152	10%	$3,761	$3,496	8%
Expenses	897	781	15%	2,491	2,433	2%
Other (income) loss	—	(24)	N/M	9	(24)	N/M
Operating profit (a)	366	395	(8)%	1,261	1,087	16%
Interest expense, net	12	14	(16)%	40	45	(12)%
Income from continuing operations before taxes on income	354	381	(7)%	1,221	1,042	17%
Provision for taxes on income	139	123	12%	428	351	22%
Income from continuing operations	215	258	(17)%	793	691	15%
Income (loss) from discontinued operations (a)	2	7	(72)%	15	(6)	N/M
(Loss) gain on sale of discontinued operations	—	(20)	N/M	—	592	N/M
Discontinued operations, net of tax	2	(13)	N/M	15	586	(97)%
Net income	217	245	(12)%	808	1,277	(37)%
Less: net income attributable to noncontrolling interests - continuing	(27)	(30)	(12)%	(77)	(74)	3%
Less: net loss attributable to noncontrolling interests - discontinued	—	—	N/M	—	1	N/M
Net income attributable to McGraw Hill Financial, Inc.	$190	$215	(11)%	$731	$1,204	(39)%

Amounts attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations	$188	$228	(17)%	$716	$617	16%
Income (loss) from discontinued operations	2	(13)	N/M	15	587	(97)%
Net income	$190	$215	(11)%	$731	$1,204	(39)%

Earnings per share attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations:
Basic	$0.69	$0.83	(17)%	$2.64	$2.24	18%
Diluted	$0.68	$0.82	(16)%	$2.59	$2.20	18%
Income from discontinued operations:
Basic	$0.01	$(0.05)	N/M	$0.05	$2.13	(97)%
Diluted	$0.01	$(0.05)	N/M	$0.05	$2.09	(97)%
Net income:
Basic	$0.70	$0.79	(11)%	$2.69	$4.36	(38)%
Diluted	$0.69	$0.77	(10)%	$2.64	$4.29	(38)%

Weighted-average number of common shares outstanding:
Basic	270.9	272.8		271.4	275.8
Diluted	275.4	278.8		276.2	280.4

N/M - not meaningful

Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

(a)	In the third quarter of 2014, the Company announced the sale of McGraw Hill Construction, which historically was included in our Commodities & Commercial segment. As a result, this business has been reflected as a discontinued operation for all periods presented. The closing of the sale is expected to occur in the fourth quarter of 2014.

  Exhibit 2

McGraw Hill Financial

Condensed Consolidated Balance Sheets

September 30, 2014 and December 31, 2013

(dollars in millions)

(unaudited)	September 30,	December 31,
	2014	2013

Assets:
Cash and equivalents	$1,918	$1,542
Other current assets	1,270	1,399
Total current assets	3,188	2,941
Property and equipment, net	199	249
Goodwill and other intangible assets, net	2,447	2,442
Asset for pension benefits	241	261
Other non-current assets	195	168
Total assets	$6,270	$6,061

Liabilities and Equity:
Unearned revenue	$1,266	$1,268
Other current liabilities	1,118	1,103
Long-term debt	799	799
Pension, other postretirement benefits and other non-current liabilities	687	737
Total liabilities	3,870	3,907
Redeemable noncontrolling interest	810	810
Total equity	1,590	1,344
Total liabilities and equity	$6,270	$6,061

  Exhibit 3

McGraw Hill Financial

Condensed Consolidated Statements of Cash Flows

Nine Months ended September 30, 2014 and 2013

(dollars in millions)

(unaudited)	2014	2013

Operating Activities:
Income from continuing operations	$793	$691
Adjustments to reconcile income from operations to cash provided by operating activities from continuing operations:
Depreciation	64	65
Amortization of intangibles	36	38
Stock-based compensation	72	70
Other	78	(3)
Net changes in operating assets and liabilities	(223)	(385)
Cash provided by operating activities from continuing operations	820	476

Investing Activities:
Capital expenditures	(52)	(55)
Acquisitions, net of cash acquired	(65)	—
Proceeds from dispositions	83	52
Changes in short-term investments	(1)	(15)
Cash used for investing activities from continuing operations	(35)	(18)

Financing Activities:
Repayments of short-term debt, net	—	(457)
Dividends paid to shareholders	(245)	(232)
Dividends and other payments paid to noncontrolling interests	(31)	(56)
Purchase of CRISIL shares	—	(214)
Repurchase of treasury shares	(362)	(850)
Exercise of stock options, excess tax benefits from share-based payments and other	237	209
Cash used for financing activities from continuing operations	(401)	(1,600)
Effect of exchange rate changes on cash from continuing operations	(24)	(7)
Cash provided by (used for) continuing operations	360	(1,149)
Cash provided by discontinued operations	16	1,966
Net change in cash and equivalents	376	817
Cash and equivalents at beginning of period	1,542	760
Cash and equivalents at end of period	$1,918	$1,577

  Exhibit 4

McGraw Hill Financial

Operating Results

Three and nine months ended September 30, 2014 and 2013

(dollars in millions)

(unaudited)	Three Months			Nine Months
	Revenue			Revenue

	2014	2013	% Change	2014	2013	% Change

S&P Ratings Services	$604	$540	12%	$1,837	$1,701	8%
S&P Capital IQ	311	293	6%	919	868	6%
S&P Dow Jones Indices	143	124	15%	412	363	14%
Commodities & Commercial Markets	227	213	7%	657	621	6%
Intersegment Elimination	(22)	(18)	(13)%	(64)	(57)	(12)%
Total revenue	$1,263	$1,152	10%	$3,761	$3,496	8%

	Expenses			Expenses

	2014	2013	% Change	2014	2013	% Change

S&P Ratings Services	$421	$310	36%	$1,107	$953	16%
S&P Capital IQ	247	243	1%	747	719	4%
S&P Dow Jones Indices	57	47	18%	152	145	5%
Commodities & Commercial Markets	156	126	24%	440	407	8%
Intersegment Elimination	(22)	(18)	(13)%	(64)	(57)	(12)%
Total expenses	$859	$708	21%	$2,382	$2,167	10%

	Operating Profit			Operating Profit

	2014	2013	% Change	2014	2013	% Change

S&P Ratings Services	$183	$230	(21)%	$730	$748	(2)%
S&P Capital IQ	64	50	29%	172	149	15%
S&P Dow Jones Indices	86	77	12%	260	218	19%
Commodities & Commercial Markets	71	87	(18)%	217	214	2%
Total operating segments	404	444	(9)%	1,379	1,329	4%
Unallocated expense (a)	(38)	(49)	(20)%	(118)	(242)	(51)%
Total operating profit	$366	$395	(8)%	$1,261	$1,087	16%

(a)	The three and nine months ended September 30, 2014 includes restructuring charges of $7 million. The three and nine months ended September 30, 2013 include costs necessary to enable the separation of MHE and reduce our cost structure of $10 million and $64 million, respectively. The nine months ended September 30, 2013 also includes pre-tax legal settlements of approximately $77 million.

Exhibit 5

McGraw Hill Financial

Operating Results - Reported vs. Performance

Three and nine months ended September 30, 2014 and 2013

(dollars in millions, except per share amounts)

	Three Months
(unaudited)	2014				2013				% Change
	Reported	Non-GAAP Adjustments		Performance	Reported	Non-GAAP Adjustments		Performance	Reported	Performance
S&P Ratings Services	$183	$83	a	$266	$230	$ (16	) d	$214	(21)%	24%
S&P Capital IQ	64	4	b	68	50	5	d	55	29%	24%
S&P Dow Jones Indices	86	4	c	91	77	—		77	12%	18%
Commodities & Commercial Markets	71	12	b	83	87	(10	) d	77	(18)%	9%
Segment operating profit	404	103		507	444	(21)		423	(9)%	20%
Unallocated expense	(38)	7	b	(32)	(49)	10	e	(38)	(20)%	(16)%
Operating profit	366	110		475	395	(11)		385	(8)%	24%
Interest expense, net	12	—		12	14	—		14	(16)%	(16)%
Income before taxes on income	354	110		463	381	(11)		370	(7)%	25%
Provision for taxes on income	139	17		155	123	6		129	12%	20%
Income from continuing operations	215	93		308	258	(17)		241	(17)%	28%
Income from discontinued operations	2	(2)		—	(13)	13		—	N/M	N/M
Net income	217	91		308	245	(4)		241	(12)%	28%
Less: NCI net income - continuing	(27)	—		(27)	(30)	4		(26)	(12)%	2%
Net income - continuing	188	93		281	228	(13)		215	(17)%	31%
Net income - discontinued	2	(2)		—	(13)	13		—	N/M	N/M
Net income attributable to MHFI	$190	$91		$281	$215	$—		$215	(11)%	31%

Diluted EPS - continuing	$0.68	$0.34		$1.02	$0.82	$(0.04)		$0.77	(16)%	32%
Diluted EPS - total	$0.69	$0.33		$1.02	$0.77	$—		$0.77	(10)%	32%

	Nine Months
(unaudited)	2014				2013				% Change
	Reported	Non-GAAP Adjustments		Performance	Reported	Non-GAAP Adjustments		Performance	Reported	Performance
S&P Ratings Services	$730	$83	a	$813	$748	$(16	) d	$732	(2)%	11%
S&P Capital IQ	172	4	b	176	149	5	d	154	15%	14%
S&P Dow Jones Indices	260	4	c	264	218	—		218	19%	21%
Commodities & Commercial Markets	217	12	b	230	214	(10	) d	204	2%	13%
Segment operating profit	1,379	103		1,482	1,329	(21)		1,308	4%	13%
Unallocated expense	(118)	7	b	(111)	(242)	141	e	(101)	(51)%	11%
Operating profit	1,261	110		1,371	1,087	120		1,207	16%	14%
Interest expense, net	40	—		40	45	—		45	(12)%	(12)%
Income before taxes on income	1,221	110		1,331	1,042	120		1,162	17%	15%
Provision for taxes on income	428	17		445	351	55		406	22%	10%
Income from continuing operations	793	93		886	691	65		756	15%	17%
Income from discontinued operations	15	(15)		—	586	(586)		—	(97)%	N/M
Net income	808	78		886	1,277	(521)		756	(37)%	17%
Less: NCI net income - continuing	(77)	—		(77)	(74)	4		(70)	3%	9%
Less: NCI net loss - discontinued	—	—		—	1	(1)		—	N/M	N/M
Net income - continuing	716	93		809	617	69		686	16%	18%
Net income - discontinued	15	(15)		—	587	(587)		—	(97)%	N/M
Net income attributable to MHFI	$731	$78		$809	$1,204	$(518)		$686	(39)%	18%

Diluted EPS - continuing	$2.59	$0.34		$2.93	$2.20	$0.25		$2.45	18%	20%
Diluted EPS - total	$2.64	$0.28		$2.93	$4.29	$(1.85)		$2.45	(38)%	20%

N/M - not meaningful

Note - Totals presented may not sum due to rounding

(a)	Includes a $60 million charge for certain regulatory matters and a restructuring charge of $23 million for the three and nine months ended September 30, 2014.

(b)	Includes restructuring charges for the three and nine months ended September 30, 2014.

(c)	Includes professional fees largely related to corporate development activities for the three and nine months ended September 30, 2014.

(d)	S&P Ratings includes a gain on the sale of an equity investment held by CRISIL; S&P Capital IQ includes a loss on the sale of Financial Communications and restructuring charges; and Commodities & Commercial Markets includes a gain on the sale of Aviation Week and restructuring charges.

(e)	The three and nine months ended September 30, 2013 include costs necessary to enable the separation of MHE and reduce our cost structure of $10 million and $64 million, respectively. The nine months ended September 30, 2013 also includes pre-tax legal settlements of approximately $77 million.

Exhibit 6

McGraw Hill Financial

Subscription / Non-Transaction vs. Non-Subscription / Transaction Revenue

Three and nine months ended September 30, 2014 and 2013

(dollars in millions)

(unaudited)	Subscription / Non-Transaction			Non-Subscription / Transaction
	2014	2013	% Change	2014	2013	% Change
	Three Months
S&P Ratings Services (a)	$335	$313	7%	$269	$227	18%
S&P Capital IQ (b)	283	265	7%	28	28	—%
S&P Dow Jones Indices (c)	29	25	11%	114	99	16%
Commodities & Commercial Markets (d)	145	134	9%	82	79	4%
Intersegment elimination	(22)	(18)	(13)%	—	—
Total revenue	$770	$719	7%	$493	$433	14%
	Nine Months
S&P Ratings Services (a)	$996	$923	8%	$841	$778	8%
S&P Capital IQ (b)	834	785	6%	85	83	2%
S&P Dow Jones Indices (c)	82	77	7%	330	286	15%
Commodities & Commercial Markets (d)	427	391	9%	230	230	—%
Intersegment elimination	(64)	(57)	(12)%	—	—
Total revenue	$2,275	$2,119	7%	$1,486	$1,377	8%

(a)	Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination which mainly consists of the royalty of $20 million and $57 million for the three and nine months ended September 30, 2014, respectively, and $18 million and $54 million for the three and nine months ended September 30, 2013, respectively, charged to S&P Capital IQ for the rights to use and distribute content and data developed by S&P Ratings Services.

(b)	Subscription revenue is related to credit ratings-related information products, S&P Capital IQ Desktop, investment research products and other data subscriptions, while non-subscription revenue is related to certain advisory, pricing and analytical services.

(c)	Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while non-subscription revenue relates to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services.

(d)	Subscription revenue at Platts is related to real-time news, market data, and price assessments, along with other print and digital information products, while non-subscription revenue is related to licensing of its proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements and events. Subscription revenue at J.D. Power is related to print and digital information products primarily serving the automotive market, while non-subscription revenue is related to syndicated and proprietary research studies, advertising, consulting engagements and events.

Exhibit 7

McGraw Hill Financial

Domestic vs. International Revenue

Three and nine months ended September 30, 2014 and 2013

(dollars in millions)

(unaudited)	Domestic			International
	2014	2013	% Change	2014	2013	% Change
	Three Months
S&P Ratings Services	$316	$290	9%	$288	$250	15%
S&P Capital IQ	203	193	5%	108	100	8%
S&P Dow Jones Indices	114	99	16%	29	25	11%
Commodities & Commercial Markets	102	98	4%	125	115	10%
Intersegment elimination	(11)	(9)	17%	(11)	(9)	9%
Total revenue	$724	$671	8%	$539	$481	12%
	Nine Months
S&P Ratings Services	$977	$927	5%	$860	$774	11%
S&P Capital IQ	603	573	5%	316	295	7%
S&P Dow Jones Indices	327	286	14%	85	77	11%
Commodities & Commercial Markets	296	291	2%	361	330	9%
Intersegment elimination	(33)	(28)	17%	(31)	(29)	7%
Total revenue	$2,170	$2,049	6%	$1,591	$1,447	10%

Exhibit 8

McGraw Hill Financial

Non-GAAP Financial Information

Three and nine months ended September 30, 2014 and 2013

(dollars in millions)

 Computation of Free Cash Flow

(unaudited)	2014	2013
Cash provided by operating activities from continuing operations	$820	$476
Capital expenditures	(52)	(55)
Dividends and other payments paid to noncontrolling interests	(31)	(56)
Free Cash Flow	$737	$365

 McGraw Hill Financial Organic Revenue

(unaudited)	Three Months			Nine Months
	2014	2013	% Change	2014	2013	% Change
Total revenue	$1,263	$1,152	10%	$3,761	$3,496	8%
C&C acquisitions and divestitures (Eclipse and Aviation Week)	(1)	(2)		(1)	(26)
S&P Capital IQ product closures and divestitures	—	(4)		(2)	(13)
Total Adjusted Revenue	$1,262	$1,146	10%	$3,758	$3,457	9%

Adjusted S&P Capital IQ Revenue

(unaudited)	Three Months			Nine Months
	2014	2013	% Change	2014	2013	% Change
S&P Capital IQ	$311	$293	6%	$919	$868	6%
Product closures and divestitures	—	(4)		(2)	(13)
Adjusted S&P Capital IQ	$311	$289	7%	$917	$855	7%

Adjusted Commodities & Commercial Markets Revenue

(unaudited)	Three Months			Nine Months
	2014	2013	% Change	2014	2013	% Change
C&C Revenue	$227	$213	7%	$657	$621	6%
Acquisitions and divestitures (Eclipse and Aviation Week)	(1)	(2)		(1)	(26)
Adjusted C&C Revenue	$226	$211	7%	$656	$595	10%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	Three Months			Nine Months
	2014	2013	% Change	2014	2013	% Change
Adjusted operating profit	$91	$77	18%	$264	$218	21%
Operating profit attributable to noncontrolling interests	23	22		69	60
Adjusted Net Operating Profit	$68	$55	21%	$195	$158	23%